As filed with the Securities and Exchange Commission on October 29, 2018

Registration No. 333-201243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________

Post-Effective Amendment No. 1 to Form S-3

REGISTRATION STATEMENT Under
The Securities Act of 1933

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-1162998 (I.R.S. Employer Identification No.)
3000 N.W. 107th Avenue Miami, Florida 33172

(Address of Principal Executive Offices) (Zip Code)

Oscar Feldenkreis

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

(Name and address of agent for service)

(305) 592-2830

(Telephone number, including area code, of agent for service)

Copy to:

Steve Wolosky, Esq.

Elizabeth Gonzalez-Sussman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of Americas

New York, New York 10019

(212) 451-2300

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment to Form S-3 is being filed to deregister securities not sold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-201243) filed by Perry Ellis International, Inc., a Florida corporation (the “Company”), on December 23, 2014 (the “Registration Statement”) under the Securities Act of 1933. The Registration Statement registered (1) in a primary offering, common stock of the Company, par value $0.01 per share; preferred stock of the Company, par value $0.01 per share; debt securities; subsidiary guarantees of debt securities; and warrants of the Registrant having an aggregate public offering price of up to $250 million, and (2) in a secondary offering, 1,500,000 shares of the Company’s common stock.

On October 22, 2018, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of June 15, 2018 (the “Merger Agreement”), by and among the Company, Feldenkreis Holdings LLC, a Delaware limited liability company (“Parent”), and GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements. In accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933 to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 29th day of October, 2018.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Jorge Narino
Name: Jorge Narino
Title: Chief Financial Officer